                                                 Supplement dated July 31, 2001 to the
                                                  Prospectus dated December 18, 2000

The Prospectus is changed as follows:

1.       The Prospectus supplement dated March 1, 2001 is withdrawn.

2.    The paragraph captioned  "Portfolio Managers" under the section "How the Fund is Managed" on page 12 is deleted and replaced with the following:

          Portfolio  Manager.  The portfolio  manager of the Fund is Michael Levine. He is the person  principally  responsible for the day-to-day  management of the Fund's portfolio.  Mr. Levine became a Vice President and portfolio manager of the Fund on June
          1, 1999 and has been a Vice  President of the Manager since June 1998.  Prior to joining the Manager in June 1994, Mr. Levine was a portfolio  manager and research  associate for Amas Securities,  Inc. Mr. Levine is a portfolio  manager and officer of other Oppenheimer funds.

3.       The  paragraph  captioned  "Class N Shares"  under the heading  "What  Classes of Shares  Does the Fund  Offer?" on page 15 is revised by deleting the first three sentences of that section and replacing it with the following sentence:

             If you buy Class N shares  (available  only  through  certain  retirement  plans),  you pay no sales charge at the time of purchase, but you will pay an annual asset-based sales charge.

4.    The following  sentence is added before the sentence "Non  retirement plan investors  cannot buy Class N shares  directly" in the paragraph "Class N Shares" under the heading "What Classes of Shares Does the Fund Offer?" on page 15:

             Class N shares also are offered to rollover IRAs  sponsored by the Manager that purchase  Class N shares with the proceeds from a distribution from a qualified retirement plan or 403(b) plan sponsored by the Manager.

5. The first and second  sentences of the section  captioned  "Class A  Contingent  Deferred  Sales  Charge" on page 18 are deleted and replaced with the following:

              There  is no  initial  sales  charge  on  non-retirement  plan  purchases  of  Class A  shares  of any one or more of the
              Oppenheimer  funds  aggregating $1 million or more, or for certain purchases by particular types of retirement plans that were permitted to purchase such shares prior to March 1, 2001.  (After March 1, 2001,  retirement plans are not permitted to make initial  purchases of Class A shares  subject to a  contingent  deferred  sales  charge.)  The  Distributor  pays dealers  of record  commissions  in an amount  equal to 1.0% of  purchases  of $1  million  or more  other  than by those grandfathered retirement accounts.

6.       The following sentence in the section captioned "Class A Contingent Deferred Sales Charge" on page 18  is deleted:

              That  concession  will not be paid on  purchases  of shares in  amounts of $1  million  or more  (including  any right of accumulation)  by a retirement  plan that pays for the purchase with the redemption  proceeds of Class C shares of one or more Oppenheimer funds held by the plan for more than one year.

7.    The Prospectus is changed by adding the following after "Can You Reduce Class A Sales Charges?" on page 18:

              Purchases  by Certain  Retirement  Plans.  There is no initial  sales charge on purchases of Class A shares of any one or more  Oppenheimer  funds by  retirement  plans that have $10 million or more in plan assets and that have  entered into a special  agreement with the Distributor,  and by retirement plans which are part of a retirement plan product or platform offered by certain banks,  broker-dealers,  financial  advisors,  insurance companies or recordkeepers which have entered into a special agreement with the Distributor.  There is no contingent  deferred sales charge upon the redemption of such shares.  The Distributor  currently pays dealers of record  concessions in an amount equal to 0.25% of the purchase price of Class A shares by those  retirement  plans from its own  resources at the time of sale.  That  concession  will not be paid on  purchases  of shares by a  retirement  plan made with the  redemption  proceeds of Class N shares of one or more
              Oppenheimer funds held by the plan for more than (18) months.

8. The heading  entitled  "Who Can Buy Class N Shares?"  together  with its first  paragraph  on page 19 is deleted and  replaced  with the following:

              HOW CAN YOU BUY CLASS N SHARES?  Class N shares are offered  only through  retirement  plans  (including  IRAs and 403(b)
              plans) that purchase  $500,000 or more of Class N shares of one or more  Oppenheimer  funds or through  retirement  plans
              (not  including  IRAs and 403(b)  plans) that have assets of $500,000 or more or 100 or more eligible  participants.  See
              "Availability of Class N shares" in the Statement of Additional  Information for other circumstances where Class N shares are available for purchase.

9.       The following  sentence is added before the sentence "Non  retirement  plan investors  cannot buy Class N shares  directly" in the first paragraph under the heading "How Can You Buy Class N Shares?" on page 19:

              Class N shares also are offered to rollover IRAs  sponsored by the Manager that purchase Class N shares with the proceeds from a distribution from a qualified retirement plan or 403(b) plan sponsored by the Manager.

10.    The following is added to the end of the last paragraph under "Distribution and Service Plans for Class B, Class C and Class N Shares" on page 20:

              That sales  concession  on the sale of Class N shares will not be paid on (i)  purchases  of Class N shares in amounts of
              $500,000 or more by a retirement  plan that pays for the purchase with the  redemption  proceeds of Class C shares of one
              or  more   Oppenheimer   funds   held  by  the  plan  for  more   than  one   year   (other   than   rollovers   from  an
              OppenheimerFunds-sponsored  Pinnacle  or  Ascender  401(k)  plan to any IRA  invested  in the  Oppenheimer  funds),  (ii)
              purchases  of Class N shares in amounts of  $500,000 or more by a  retirement  plan that pays for the  purchase  with the
              redemption   proceeds  of  Class  A  shares  of  one  or  more   Oppenheimer   funds  (other  than   rollovers   from  an
              OppenheimerFunds-sponsored  Pinnacle or Ascender 401(k) plan to any IRA invested in the Oppenheimer  funds), and (iii) on purchases of Class N shares by an  OppenheimerFunds - sponsored Pinnacle or Ascender 401(k) plan made with the redemption proceeds of Class A shares of one or more Oppenheimer funds.

11.      The third  sentence  under the  heading  "OppenheimerFunds  Internet  Web Site" on page 22 is deleted  and  replaced  with the following:

              To perform account  transactions or obtain account  information online, you must first obtain a user I.D. and password on that website.

July 31, 2001                                                                                    300PS_021